Exhibit 5.1

March 18, 2021

The Lion Electric Company

921 chemin de la Rivière-du-Nord

Saint-Jérôme (Québec)

J7Y 5G2

Re: Registration Statement on Form F-4

Dear Sirs/Mesdames:

We have acted as Canadian counsel to The Lion Electric Company (f/k/a Lion Buses Inc.) (the “Corporation”), a corporation governed by the Business Corporations Act (Québec), in connection with the registration statement on Form F-4 (as amended through the date hereof, the “Registration Statement”) filed by the Corporation with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of: (a) 39,931,680 common shares in the capital of the Corporation (the “Business Combination Shares”) issuable pursuant to the business combination agreement and plan of reorganization (the “Business Combination Agreement”) dated November 30, 2020, by and among the Corporation, Lion Electric Merger Sub Inc. and Northern Genesis Acquisition Corp. (“NGA”); and (b) 27,111,741 common shares in the capital of the Corporation (the “Warrant Shares”) issuable pursuant and in accordance with the warrants to purchase common shares in the capital of the Corporation (the “Warrants”) governed by (i) the warrant agreement dated August 7, 2020 (the “Warrant Agreement”) between NGA and Continental Stock Transfer and Trust Company (“Continental”), and (ii) the assignment and assumption agreement among NGA, the Corporation and Continental to be effective at closing of the transactions contemplated by the Business Combination Agreement and which provides, inter alia, that the warrants issued and outstanding prior thereto and governed by the Warrant Agreement will be converted into the Warrants (the “Assignment and Assumption Agreement” and, together with the Warrant Agreement and the Assignment and Assumption Agreement, the “Warrant Documents”).

We have examined the Registration Statement and have reviewed the Warrant Agreement and such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinion hereinafter set forth. Without limiting the generality of the foregoing, we have reviewed the form of amended and restated articles of the Corporation (the “Articles”) and the form of Assignment and Assumption Agreement, in each case to be effective at closing of the transactions contemplated by the Business Combination Agreement and included in the Registration Statement. As to various questions of fact material to such opinions which were not independently established, we have relied exclusively and without independent verification upon a certificate of an officer of the Corporation.

In reviewing the foregoing documents and in giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies. In giving this opinion, we have also assumed that:

(a)	the Registration Statement, and any amendments thereto (including post-effective amendments), will be effective and comply with all applicable laws;

(b)	the Warrant Documents are legal, valid and binding agreements of each of the parties to them enforceable against each of them in accordance with their terms under the laws of the State of New York;

(c)

the terms used in the Warrant Documents have the same meanings under the laws of the province of Québec as they do under the laws of the State of New York and would be interpreted and understood under the laws of the province of Québec in the same way as they are interpreted and understood under the laws of the State of New York;

(d)	the provisions of any instrument evidencing the Warrants will be consistent in all respects with the provisions of the Warrant Documents; and

(e)	performance of obligations under the Warrants or the Warrant Documents would not be illegal under the law of the place of performance if that is a place other than the province of Québec.

Where our opinion expressed herein refers to the Business Combination Shares and Warrant Shares having been issued as being “fully-paid and non-assessable”, such opinion assumes that all required consideration (in whatever form) has been paid. No opinion is expressed as to the adequacy of any consideration received.

We are qualified to practice law in the province of Québec and this opinion is rendered solely with respect to the laws of the province of Québec and the federal laws of Canada applicable therein. Our opinion is expressed as of the date hereof and we have no responsibility or obligation to update this opinion.

On the basis of the foregoing and subject to the qualifications set forth in this opinion, we are of the opinion that:

1.	All necessary corporate action has been taken by the Corporation to authorize the execution and delivery of the Assignment and Assumption Agreement and the performance of its obligations thereunder.

2.

The execution and delivery of the Assignment and Assumption Agreement by the Corporation and the performance of its obligations thereunder do not constitute and will not result in the violation of any laws of general application in the province of Québec.

3.

Following the Articles becoming effective, when issued and delivered in accordance with the terms of the Business Combination Agreement as contemplated by the Registration Statement, the Business Combination Shares will be validly issued, fully paid and non-assessable.

4.

Following the Articles becoming effective, upon exercise of the Warrants in accordance with their terms and the terms of the Warrant Documents, the Warrant Shares will be validly issued, fully paid and non-assessable.

All of the opinions expressed above are subject to the following qualifications:

(a)	enforceability may be limited by bankruptcy, winding-up, insolvency, arrangement, prescription, and other similar laws of general application affecting the enforcement of creditors’ rights;

(b)

a court may decline to enforce rights of indemnification or contribution to the extent that they directly or indirectly relate to (i) liabilities imposed by law on the indemnified party for which it would be contrary to public policy or public order to require indemnification by the indemnifying party, or (ii) fraud, willful misconduct or gross negligence;

(c)

we express no opinion as to the enforceability of any provision exculpating any party from liability in respect of acts or omissions that may be illegal, or involve fraud, willful misconduct or gross negligence;

(d)

we express no opinion as to the enforceability of, nor as to the manner in which a court would interpret and apply, any provision which (i) refers to, incorporates by reference, or requires compliance with any law, statute, rule or regulation of a jurisdiction other than Québec, or (ii) incorporates by reference a document or agreement governed by a law other than the laws of Québec; and

(e)

we express no opinion as to compliance with the Personal Information Protection and Electronic Documents Act (Canada), the Act respecting the protection of personal information in the private sector (Québec), Articles 35 to 41 of the Civil Code of Québec, or any other privacy laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and consent to being named in the Registration Statement under the heading “Legal Matters” and in connection with our opinion set out under the heading “Eligibility for Investment”. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ Stikeman Elliott LLP

Stikeman Elliott LLP